UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

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Unlock your voting superpower! Calling all shareholders: Your vote matters! Annual Shareholder Meeting Date: May 29, 2024 Time: 9:30 a.m. CDT Location: Virtual

As we gear up for our Annual Shareholder Meeting, it’s time to flex those voting muscles.

Every vote counts! By casting your vote, you contribute directly to key decisions, elect board members, and provide valuable feedback on important matters affecting the future of our business and your investment.

Our Board carefully assessed each proposal, and here’s what they recommend on the key items up for vote:

•	Re-elect our directors

•	Approve the independent auditors

•	Approve executive compensation

•	Vote against the four Shareholder Proposals

We recognize our shareholders’ views may differ from those of our management and Board, so we encourage you to read the Board’s full recommendations for each in the 2024 Proxy Statement and shareholder letter on our website.

How to vote:

•	Login: Visit the online portal where you own your shares and enter your control number. Instructions on voting can be found here.

•	Vote: Click those buttons to vote on each item.

•	Spread the word: With great power comes great responsibility, so make every share count and remind others to do the same.

How we’re giving back:

•

In appreciation of every retail shareholder account that votes before or at the meeting, we will make a $1 charitable donation to Khan Academy®. With nearly 3 million retail shareholders just like you, this can add up to a major contribution to further STEM education.

Thanks for using your voting superpower. Cast your vote today!

Haven’t received your proxy materials? If you hold your shares with a bank or broker, please reach out to that bank or broker. If you hold you shares through our Transfer Agent, Computershare, please call 1-800-252-1800.